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                                                                     EXHIBIT 5.1

                       [LETTERHEAD OF STEVENS & LEE, P.C.]

                                  July 12, 2002

Board of Directors
1st Colonial Bancorp, Inc.
1040 Haddon Avenue
Collingswood, New Jersey  08108

Re: Registration by 1st Colonial Bancorp, Inc.(the "Company") on Form SB-2 of shares of Common Stock, no par value, of the Company (the "Common Stock")and warrants to purchase shares of Common Stock

Ladies and Gentlemen:

     We have acted as counsel to the Company in connection with the registration under the Securities Act of 1933, as amended, of 1,243,524 shares of Common Stock and warrants to purchase 621,762 shares of Common Stock (the "Warrants"). The shares of Common Stock and the Warrants are covered by the Company's Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission ("SEC"). In connection with such representation, we have reviewed:

         (1) the Articles of Incorporation of the Company, as amended;

         (3) the Bylaws of the Company;

         (4) resolutions adopted by the Board of Directors of the Company on July 5, 2002;

         (5) a subsistence certificate with respect to the Company issued by the Secretary of the Commonwealth of Pennsylvania;

         (6) the Registration Statement;

         (7) a copy of the specimen stock certificate representing shares of the Common Stock; and

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         (8) the forms of warrant agreement and warrant certificate relating to the Warrants.

         Based upon our review of the foregoing, it is our opinion that:

         (a) The Company has been duly incorporated and is validly subsisting as a corporation under the laws of the Commonwealth of Pennsylvania.

         (b) The shares of Common Stock of the Company covered by the Registration Statement have been duly authorized, and when issued and paid for in accordance with the terms of the offering described in the Registration Statement, will be validly issued, fully paid and nonassessable.

         (c) The Warrants covered by the Registration Statement have been duly authorized, and when (a) the Warrants are issued and paid for in accordance with the terms of the offering described in the Registration Statement, (b) the warrant agreement has been duly executed and delivered by the Company to the warrant agent, and (c) the warrant certificates have been executed and authenticated in the manner set forth in the warrant agreement, such Warrants will be validly issued and will constitute valid and legally binding obligations of the Company enforceable in accordance with their respective terms and the terms of the warrant agreement.

         (d) The shares of Common Stock issuable upon exercise of the Warrants have been duly authorized, and when issued and paid for in accordance with the terms of the warrant agreement will be validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the SEC thereunder.

                                  Very truly yours,

                                  STEVENS & LEE


                                  /S/ Stevens & Lee

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